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Exhibit 11.1
Maxim Pharmaceuticals, Inc.
Statement Regarding Computation of Loss Per share

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
                                                 --------------------------------------------------
                                                                          1996
                                                 --------------------------------------------------
                                                  Prior to
                                                  Effective             Subsequent          Total
                                                 Date of IPO              To IPO           For Year         1997         1998
                                                 -----------            ----------         --------         ----         ----
                                             (10/1/95-7/10/96)      (7/11/96-9/30/96)
Weighted average shares outstanding
  excluding common shares issued in
  accordance with SAB 83                           438,229               6,671,237                        6,671,237     9,215,416

Number of common shares issued and stock
  options and warrants granted in
  accordance with SAB 83                         2,668,374

Convertible preferred stock                        102,866
                                                ----------               ---------          ---------    ----------   -----------
Total shares outstanding                         3,209,469               6,671,237          4,074,961     6,671,237     9,215,416
                                                ----------               ---------          ---------    ----------   -----------
                                                ----------               ---------          ---------    ----------   -----------
Net income (loss)                               (2,378,298)              1,544,810           (833,488)   (6,895,149)  (21,854,572)

Net loss per share                                                                             ($0.20)       ($1.03)       ($2.37)
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